UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  December 3, 2015

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2015, the Board of Directors (the “Board”) of General Moly, Inc. (the “Company”) approved the appointment of Tong Zhang as a Class II director of the Company.  Mr. Zhang was designated by Amer International Group Co. Ltd. (“AMER”) pursuant to the Stockholder Agreement dated as of November 24, 2015, by and between the Company and AMER.  Mr. Zhang will serve on the Technical Committee of the Board.

Mr. Zhang, 43, has served as AMER’s Chairman of Overseas Investment Committee and CEO of the International Business Group since January 2015.  Previously, he was a Group Vice President with AMER from June 2010 to January 2015.  Mr. Zhang has over 17 years’ experience in senior management and investment roles involving international transactions, including leading several private investments and M&A transactions in both China and the U.S.  Prior to joining AMER, he was a co-founder of a private equity fund and held various positions with PricewaterhouseCoopers in its management consulting practice and assurance organization.  Mr. Zhang holds a Master’s Degree from Ohio University.

Mr. Zhang will be compensated for his service as a director in accordance with the Company’s standard director compensation program.

There are no family relationships involving Mr. Zhang and the Company.  Mr. Zhang is the Chairman of the Overseas Investment Committee and CEO of the International Business Group of AMER, which has entered into various contractual relationships with the Company as previously disclosed in the Company’s prior public filings.

Item 8.01                   Other Events.

On December 7, 2015, the Company issued a press release announcing the appointment of Mr. Zhang to the Board of Directors.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1

Stockholder Agreement by and between General Moly, Inc. and Amer International Group Co. Ltd. dated November 24, 2015 (Filed as Exhibit 10.3 to our Current Report on Form 8-K filed on December 1, 2015.)

99.1	Press Release of General Moly, Inc. dated December 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: December 8, 2015	By:	/s/ Lee M. Shumway
Lee M. Shumway
Chief Financial Officer